Exhibit (e)(7)
ADDENDUM TO
EMPLOYMENT CONTRACT
Between
Y-mAbs Therapeutics A/S
Agern Allé 11
2970 Hørsholm
(the “Employer”)
and
Joris Wilms

(the “Employee”)
(collectively the “Parties”)
With effect from June 1, 2020, the Employment Contract entered into between the Parties (with previous amendments) shall be amended as follows:
1.   Additional Clause
The following shall be added as a new Clause 17 to the Employment Contract:
“17.   Termination Upon Change in Control.
17.1   Definitions
“Company” means Y-mAbs Therapeutics, Inc., a Delaware corporation, or any successor.
“Change in Control” shall mean any of the following events:
i.
An acquisition (other than directly from the Company) of any voting securities of the Company (the “Voting Securities”) other than in a “Non-Control Acquisition” (as defined below) by any “Person” (as the term “person” is used for purposes of Section 13(d) or 14(d) of the US Securities Exchange Act of 1934, as amended, (the “1934 Act”)) which results in such Person first attaining “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of fifty-one percent (51%) or more of the combined voting power of the Company’s then outstanding Voting Securities. For purposes of the foregoing, a “Non-Control Acquisition” shall mean an acquisition by (i) an employee benefit plan (or a trust forming a part thereof) maintained by (x) the Company or (y) any corporation or other Person of which a majority of its voting power or its equity securities or equity interest is owned directly or indirectly by the Company (a “Subsidiary”), or (ii) the Company or any Subsidiary.

ii
The individuals who, as of January 1, 2020, were members of the Board (the “Incumbent Board”) cease for any reason to constitute at least 66 2∕3% of the Board; provided, however, that if the election, or a nomination for election by the Company’s shareholders, of any new director was approved by a vote of at least 66 2∕3% of the Incumbent Board, such new director shall be considered as a member of the Incumbent Board; provided further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened “Election Contest” (as described in Rule 14a-11 promulgated under the 1934 Act) or other actual or threatened solicitation of the proxies or consents by or on behalf of a Person other than the Board (a “Proxy Contest”) including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest; or
iii.
The consummation of a transaction approved by the Company’s shareholders and involving: (1) a merger, consolidation or reorganization in which the Company is a constituent corporation, unless (i) the shareholders of the Company, immediately before such merger, consolidation or reorganization, own, directly or indirectly immediately following such merger, consolidation or reorganization, at least sixty-six and two-thirds percent (66 2∕3%) of the combined voting power of the outstanding voting securities of the corporation resulting from such merger, consolidation or reorganization (the “Surviving Corporation”) in substantially the same proportion as their ownership of the voting securities immediately before such merger, consolidation or reorganization, (ii) the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization constitute at least 66 2∕3% of the members of the board of directors of the Surviving Corporation, and (iii) no Person other than (w) the Company, (x) any Subsidiary, (y) any employee benefit plan (or any trust forming a part thereof) maintained by the Company, the Surviving Corporation or any Subsidiary, or (z) any Person who, immediately prior to such merger, consolidation or reorganization had Beneficial Ownership of fifty-one percent (51%) or more of the then outstanding Voting Securities, has Beneficial Ownership of fifty-one percent (51%) or more of the combined voting power of the Surviving Corporation’s then outstanding voting securities (a transaction described in clauses (i) and (ii) shall herein be referred to as a “Non-Control Transaction”); (2) a complete liquidation or dissolution of the Company; or (3) an agreement for the sale or other disposition of all or substantially all of the assets of the Company to any Person (other than a transfer to a Subsidiary).

iv.
Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because the level of Beneficial Ownership held by any Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding Voting Securities as a result of a repurchase or other acquisition of Voting Securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of Voting Securities by the Company, and after such share acquisition, the Subject Person becomes the Beneficial Owner of any additional Voting Securities which, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding Voting Securities Beneficially Owned by the Subject Person over the designated percentage threshold, then a Change in Control shall occur.

17.2.   Right to terminate.
The Employee shall have the right to terminate this employment Contract, for any reason, on one (1) month’s written notice to the end of a month to the Employer in the event of a Change in Control; provided, however, that such termination right must be exercised by the Employee within twelve (12) months following such Change in Control.
17.3. Benefits
In the event this Employment Contract is terminated (a) by the Employee pursuant to Clause 17.2 for any reason, or (b) by the Employer within twelve (12) months following a Change in Control unless such termination is caused by a material breach by the Employee of the terms of employment, then (for both (a) and (b)) the Employer shall provide the Employee the following benefits:
i.
Amount:   In addition to all compensation for services rendered by Employee to the Employer up to the effective date of termination and any other claims for compensation that may exist, the Employer shall pay to Employee, no later than the effective date of termination, a single lump-sum payment in an amount equal to (i) six (6) times Employee’s highest monthly base compensation paid hereunder during the preceding twelve (12) month period, plus (ii) the Employee’s annual bonus received by the Employee during the preceding year.

ii.
Acceleration of Options:   All of the Employee’s outstanding options and/or equity awards shall become fully and immediately vested to the extent not already so provided under the terms of such options and equity awards.”

2.   Misc.
2.1
Apart from the changes specifically set forth above, all terms and conditions of the Employment Contract (as previously amended) remain in full force and effect.

2.2
This addendum to the employment contract shall be signed by both Parties, and the original shall be kept by the Employer. The Employee shall receive a duplicate copy hereof.

Date: 27-MAY-2020	Date: 27-MAY-2020
Y-mAbs Therapeutics A/S	The Employee:
/s/ Claus Møller	/s/ Joris Wilms
Claus Møller, CEO	Joris Wilms

EMPLOYMENT CONTRACT
Between
Y-mAbs Therapeutics A/S
Rungsted Strandvej 113
2960 Rungsted Kyst
Denmark
(hereinafter referred to as “the Employer”)
and
Joris Wilms
(hereinafter referred to as “the Employee”)
(hereinafter collectively referred to as “the Parties”)
have today entered into the following
EMPLOYMENT CONTRACT
1.
Period of employment

1.1
The Employee is employed in his new function as of November 1st 2017 by the Employer, a company engaged in drug development. Thus, this contract replaces and substitutes the previous contract.

1.2
The Employee is employed as Senior Vice President and Chief Operating Officer.

2.
Tasks and place of work

2.1
The Employee’s primary tasks will be overseeing, planning and managing the company clinical, regulatory and biometric and other development and operational activities. However, the Employer is entitled to, at any time, to instruct the Employee to carry out additional tasks within the work area of the Employee.

2.2
The Employee’s normal place of work is at the office at Rungsted Kyst. The Employee must expect, though, meeting activities, projects, etc. outside the normal place of work, including up to one monthly work session at the company offices in New York.

2.3
The Employee is aware of and accepts that the position may incur some travelling activity.

3.
Working hours

3.1
The weekly working hours will be 37 hours, exclusive of lunch distributed on five working days.

3.2
The working hours have been agreed to be Monday to Friday from 9:00 am to 5:00 pm.

3.3
The Employee is entitled to a lunch break of 30 minutes per working day. The lunch break is to be held with due consideration to the performance of the work tasks.

3.4
The Employee is aware of and accepts, that the employment, within the mandatory frames of the Danish Act on Working Time, is not subject to maximum working hours, and that the Employee is obliged to assume working overtime to the extent necessary. Furthermore, the Employee is obliged to participate in meetings with other employees and the management of the Employer, and the Employee must — to the extent necessary — participate in training courses and other business meetings beyond normal working hours. Overtime in regard to the weekly working hours mentioned in item 3.1 above is not compensated separately, neither through salary nor through time off. The salary mentioned below in item 4.1 thus includes payment for such overtime. Similarly, no compensation is paid for overtime performed on Sundays and public holidays or in connection with travelling activities.

4.
Salary and benefits, stay-on bonus

4.1
The base salary is DKK 1,320,000 per year, payable monthly in arrears on or around the last banking day of the month, the first payment to be made at the end of the first month of employment.

4.2
Each year in December, the first time in December 2018, a potential adjustment of the salary according to item 4.1 is discussed with the Company’s Chief Executive Officer, and an adjustment (if any) will become effective as of January 1 in the following year.

4.3
The Employer shall provide at the free disposal of the Employee, a mobile phone and shall pay all costs in connection herewith. Furthermore, the Employer shall pay all costs related to an internet connection at the Employee’s private home. In the event of termination of this Agreement, for whatever reason, and upon the Employer’s request, the Employee is obliged to forthwith return the mobile phone to the Employer, and the Employer may cancel the subscription for the internet connection. The Employee will be entitled to receive a monthly compensation corresponding to the taxable value of benefits no longer available to the Employee.

4.4
If no notice of termination of the Employee’s employment has been served (by either Party) on the last day of the 12th calendar month (each year in July) of the employment relationship, the Employee will be entitled to a annual bonus payment of 25% of his annual salary which shall become payable (less taxes) together with the regular payroll for the month following.

5.
Pension

5.1
The Employer has not established a pension scheme for its employees and hence does not offer participation in a pension scheme as part of the employment.

6.
Travelling and entertainment

6.1
The Employer will reimburse the Employee reasonable travelling and entertainment costs, incurred in connection with the Employee’s work for the Employer in accordance with the policies and procedures of the Employer in force at the time. No later than the seventh day of each month the Employee shall settle his travelling costs and other expenses for the foregoing month, by submitting the relevant receipts and/or other evidence to the Chief Executive Officer for approval.

7.
Holiday and days off with pay

7.1
The Employee is subject to the provisions of the Danish Holiday Act and is thus entitled to holiday and holiday compensation in accordance with the stipulations of the Danish Holiday Act.

7.2
Upon termination, regardless of which Party is terminating the employment, it has been agreed that without prior notice the Employer, irrespective of the length of the termination notice, is entitled to require the Employee to take the maximum amount of holiday as possible during the termination notice period. Article 15 section 2 and Article 16 section 1 of the Danish Holiday Act is thus deviated from, cf. Article 21 of the Danish Holiday Act.

7.3
The Employee shall additionally be entitled to one full day off with pay (in Danish: “feriefridage”) on the first Friday after Ascension Day (in Danish: “Kristi Himmel-fartsdag”), Constitution Day (in Danish: “Grundlovsdag”), and 24 December and 31 December. The Danish Holiday Act does not comprise days off with pay. Days off with pay that are not used will not entitle the Employee to any payments, and days off with pay not used may not be carried forward.

8.
Termination notices

8.1
The employment relation may be terminated by both Parties with the notice periods stipulated by the Danish Act on Salaried Employees extended (mutually) by five months, provided at the same time that the notice period applicable to the Employer cannot be shorter than nine months.

8.2
Both Parties must serve the notice in writing and the notice must reach the recipient no later than the last day of the calendar month.

The 120 days rule
8.3
Notwithstanding the above termination notices, the Parties agree that the Employer may terminate the employment with 1 months’ notice to the end of a calendar month, when the following three conditions have been met:

•
if the Employee, within the latest 12 months, has received salary during sick leave for 120 days inclusive of Sundays and holidays,

•
the termination notice is served in connection with the expiry of the 120 sick leave days, and

•
the termination notice is served while the Employee is still sick.

9.
Other stipulations

9.1
The Employee agrees to be bound by and accepts the terms and provisions contained in this contract, and agrees to adhere to the instructions given by the Employer during the employment, which the Employer considers to be of importance to the employment. Such instructions include, but are not limited to, the Employee’s personal behaviour within the workplace and outside the workplace when dealing with customers and Employer’s business partners.

9.2
The Employee is thus obliged to:

•
perform all necessary overtime without notice, cf. item 3.4,

•
adhere to instructions in respect of personal behaviour and appearance,

•
adhere to instructions regarding work and security, including rules and regulations in regard to work and working environment,

•
adhere to any standards of work and conduct and any policies and procedures issued by the Employer.

9.3
The Employee may not receive loans, gifts or other benefits from the Employer’s customers or partners, except for normal gifts at Christmas or similar.

9.4
The Employee is obliged to inform the Employer of his change of home address to the effect that any notices (including termination notice) forwarded by the Employer to the address last stated by the Employee is considered as having reached the Employee as at the date on which the notice (including termination notice) reached this address.

9.5
During the employment, the Employee is obliged to devote his full working day to the Employer. The Employee may not, directly or indirectly, engage in any other non-competing employment or business activities, whether paid or unpaid, unless such work/activities can be performed without any interference in the Employee’s work obligations towards the Employer.

9.6
The Employee is subject to complete confidentiality regarding everything he learns regarding business relationships and confidential information regarding the Employer, its customers or other third parties to which the Employer is connected. This confidentiality obligation also applies after the expiry of the employment. Any breach of the confidentiality obligation is considered a gross violation of the employment contract, entitling the Employer to terminate the contract immediately. In that case the Employee is only entitled to salary up to and including the day of termination. Furthermore, the Employee is obliged to compensate the Employer for any financial losses incurred by the breach of the confidentiality obligation.

9.7
If the Employee’s employment with the Employer is terminated for whatever reason, the Employee is obliged to return to the Employer all property that he has received or worked with during the employment including but not limited to manuals, reports, correspondence, case files, customer lists, price lists, catalogues, computer programs, etc. which are in the Employee’s possession, and which relate to the business of the Employer. Lien cannot be exercised in any kind of property belonging to the Employer.
9.8
During the employment the Employee is prohibited from being directly, or indirectly engaged with or interested in any company or business activity, which is competing with the Employer. If the cohabiting spouse of the Employee or a person with whom the Employee is living in a relationship participates in such activities, the Employer shall be informed hereof immediately.

9.9
If the Employee is absent, due to illness or for other reasons, his absence must be reported to the Employer immediately at the start of the first working day of his illness. At the same time the Employee must report the expected duration of his absence.

9.10
For the substantiation of the illness, the Employer may require the Employee to provide a self-certification form or a fit for work certificate, and the Employer shall pay any costs related hereto. The Employee has an obligation to participate in a mandatory sickness absence interview, unless the Employee, via a medical statement, is able to substantiate his incapacity to participate, in person or on the telephone, in such mandatory sickness absence interview. Any failure by the Employee to meet the re-quest for substantiation of the illness, or the participation in the mandatory sickness absence interview or the preparation of a fit for work certificate, etc., is to be considered as a substantial breach of the Employee’s obligation to cooperate loyally with the Employer and may, depending on the circumstances, entitle the Employer to terminate the employment contract with or without notice (in Danish: opsigelse/ophævelse).

9.11
In connection with his illness, the Employee is obligated to meet all information and substantiation requirements of the council in order to facilitate the Employer’s possibility to receive sick pay reimbursement from the council. Any failure to complete and forward reimbursement request forms, and any failure to participate in the follow-up work of the council may, depending on the circumstances, entail a reduction in the Employee’s salary by an amount equalling the amount, which the Employer is precluded from receiving reimbursement for, due to the conduct of the Employee. The Employer may furthermore terminate the employment contract due to the Employee’s disloyal conduct.

10.
Intellectual rights

10.1
All rights to any kind of texts, graphic material, concepts and computer programmes, which are developed/manufactured partly or wholly by the Employee during the employment and as a part of the Employee’s work, belong to the Employer. The Employer thus has the right to any commercial use of the work results, subject, however, to mandatory legislation.

10.2
The Employee accepts that the Employee will not be able to claim any special fee or payment for inventions or other creations relating to industrial property rights since the possible discovery of such have been taken into consideration when agreeing on the remuneration and all other terms of the employment. The Parties agree that any discoveries, etc. will normally not require the Employer to compensate the Employee in accordance with the Danish Act on Inventions made by Employees, (in Danish: “Lov om Arbejdstageres opfindelser”) since inventions and discoveries in general are the result of a teamwork being part of the Employer’s research- and development strategy. Thus the results will normally be a combination of the Employee’s work and the Employer’s collective sum of experiences and know-how, and as set out above the possibilities for any such discoveries, etc. have been take into consideration, when agreeing on the remuneration and all other terms of the employment, any such discoveries will fall under what may reasonably be expected from the Employee.

11.
IT policies

11.1
The Employer provides the Employee the use of internet and the use of e-mail, in order to facilitate information search and increase the possibilities of communication in the performance of his duties for the Employer. For the purposes of the performance of his duties, the Employee will be provided with a specific email account. The Employer considers the Employee’s emails and attached files (except for emails specifically marked “personal” or “private”, cf. item 11.6 below), as the property of the Employer, and the Employee accepts that the Employer has access to the said email account in connection with illness, holidays, training courses, termination, etc. The Employee is obligated to use the “out of office assistant” or to arrange that the email account be temporarily moved to a colleague during holidays or absence.
11.2
The internet access shall only be used for searches that do not violate ethical standards or any of the Employer’s policies and procedures in force at the time. The internet must not be used for searching or downloading homepages containing contents of pornographic, extreme political or discriminatory nature regarding race, sex, ethnic or social origin or religion. The Employee is not entitled to send or receive emails containing material of the above nature. Furthermore, the Employee may not send or receive “junk mail”, jokes or similar material unrelated to work which may interfere with the Employee’s duties.

11.3
Access to specific internet facilities such as subscription services, etc., may only be permitted upon agreement with the Employer’s IT Administrator.

11.4
Files comprised by third parties’ copyright may not be downloaded contrary to the copyright rules or be copied, installed or placed on the Employee’s computer. Similarly, no material may be sent via email contrary to the copyright rules. Music, videos and pictures may not be downloaded.

11.5
Use of the internet access and use of emails shall take place in accordance with the Employer’s rules for IT security. In order to ensure observance of the rules for IT security and in order to avoid or remedy system failures, the IT Administrator may open all emails and any attachments thereto.

11.6
Use of the internet access and use of emails for private purposes may only take place to the extent it is consistent with the Employee’s performance of his work for the Employer and in compliance with the above mentioned rules. Private use may only take place to a limited extent.

11.7
Emails sent to and/or from the Employee are considered the property of the Employer, unless the email is marked “personal” or “private” in the subject field (hereinafter referred to as “Private Emails”). The latter emails are considered the property of the Employee. The Employee should note, however, that any emails may be opened and read by the IT Administrator, cf. clause 11.9.

11.8
It is the responsibility of the Employee that Private Emails are deleted from the Employee’s email account upon termination of the employment. Private Emails not deleted at the end of the employment, shall be deleted by the Employer. The Employer will decide the time for the closing of the Employee’s email account. Emails received between termination of the employment and the closing of the email account, shall be opened by the Employer. However, this will not apply to Private Emails, unless circumstances so prescribe.

11.9
The Employee’s movements on the internet will be registered in a central log file, while another central log file shall contain copies of all emails sent to and from the Employee’s email account. The Employer has the right at all times, to control that the above rules are observed. The IT administrator may open all emails and at-attachments and obtain knowledge of any movements on the internet, if and to the extent this is necessary in connection with such control. The said control will be performed with random compliance checks.

11.10
Gross and repeated violation of the above rules may result in dismissal of the Employee.

11.11
The rules for internet access and use of email will be discussed with regular intervals in order to ensure the best possible use of the internet and emails. Amended rules will become effective when the Employee has been made aware of the changes.

12.
Maternity/paternity leave

12.1
The Employee is entitled to leave in accordance with the Act on Maternity Leave in force at all times, upon due notice of the relevant date of birth/placement for adoption subject to the rules of said Act and the Salaried Employees Act.
13.
Personal data

13.1
By his signature below the Employee agrees that personal data such as name, social security number, address, nationality, bank accounts and similar are available to the Employer for the use of salary and personnel administration.

13.2
By his signature below the Employee agrees that the Employer may pass on information regarding the employment, including personal information regarding the Employee, to a third party pursuant to any such a third party’s potential investment in or takeover of the Employer. The third party will in such case be subject to duty of confidentiality with regard to such information.

14.
Collective agreements and company handbook

14.1
This employment is not regulated by a collective agreement.

14.2
In connection with the employment, a company handbook will be provided once it becomes available. The rules in the said staff handbook, which also regulates the employment, are applicable to the Employee. If the company handbook will contain rules for regulation of conditions that are considered significant by the Employer or by the Employee, such as smoking policy, alcohol policy, rights in connection with children’s illness, rules regarding full pay during maternity leave, etc., it is important that such items are mentioned specifically in the contract, referring to the company handbook — in order to comply with the Act on Employment Contracts.

15.
Governing law and jurisdiction

15.1
This contract shall be governed by and construed in accordance with Danish Law.

15.2
Any dispute between the Parties concerning the employment established by this contract shall be attempted solved by negotiation. In case the Parties are not able to negotiate an amicable solution, the dispute shall be solved by the ordinary courts in Denmark.

16.
Signatures

16.1
This employment contract shall be signed by both Parties, and the original shall be kept by the Employer. The Employee shall receive a duplicate copy of the signed contract.

Date: 23/11-2017	Date: 23-nov-2017
Y-mAbs Therapeutics A/S	The Employee:
by
/s/ Claus Moller	/s/ Joris Wilms
Claus Moller	Joris Wilms